(j)(1)

[DECHERT LETTERHEAD]

July 14, 2014

Voya Mutual Funds

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Mutual Funds

(File No. 033-56094 and 811-07428)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Amendment No. 186 to the Registration Statement under the Investment Company Act of 1940, as amended, of Voya Mutual Funds (formerly, ING Mutual Funds).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP